Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to subordinate, restricted and limited voting shares, without par value, of Apollo Commercial Real Estate Finance, Inc., a Maryland corporation, and further agree that this Joint Filing Agreement be included as Exhibit 1 to such Schedule 13G. In evidence thereof, the undersigned hereby execute this agreement this 30th day of July, 2026.

Newtyn Management, LLC

By:	/s/ Eugene Dozortsev
Name:	Eugene Dozortsev
Title:	Authorized Signatory

Newtyn TE Partners, LP

By:	/s/ Eugene Dozortsev
Name:	Eugene Dozortsev
Title:	Investment Manager